UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 14, 2012

Date of Report (date of earliest event reported)

GBS ENTERPRISES INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	000-52223	27-375505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

585 Molly Lane

Woodstock, GA 30189

(Address of principal executive offices) (Zip Code)

(404) 891-1711

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2012, GBS Enterprises Incorporated (the “Company”) entered into a note purchase agreement (the “Intercompany Loan Agreement”) with GROUP Business Software AG, a German public company and the Company’s 50.1% owned subsidiary (“GROUP”). Pursuant to the Intercompany Loan Agreement, GROUP issued a promissory note, dated November 14, 2012 (the “GROUP Note”), to the Company in the aggregate principal amount of $227,018.20, bearing an annual interest rate of 20% and maturing on the first anniversary date of the date of issuance, without any penalty for prepayment. The Intercompany Loan Agreement contains restrictions that require GROUP to use the proceeds of the GROUP Note solely for the payment of certain trade payables of GROUP and certain of its subsidiaries. The GROUP Note contains customary provisions upon an Event of Default, as more fully described in the full text of the document.

Each of the directors of the Company, including all five disinterested directors with respect to the transaction, has approved each of the transaction agreements discussed above and the transactions contemplated thereby.

The foregoing descriptions of the Intercompany Loan Agreement and GROUP Note do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the documents, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 8.01. Other Events.

On November 19, 2012, the Board of Directors of the Company passed a resolution authorizing Gary MacDonald, the Interim Chief Executive Officer of the Company, to effect additional intercompany loans to GROUP for the payment of the payroll and certain trade payables of GROUP and certain of its subsidiaries, provided that the aggregate amount of all such additional loans to GROUP shall not exceed the principal amount of $250,000.

Item 9.01(d). Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement, dated November 14, 2012, by and between Group Business Software AG and GBS Enterprises Incorporated

10.2	Promissory Note, dated November 14, 2012, by and between GROUP Business Software AG and GBS Enterprises Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GBS ENTERPRISES INCORPORATED

Date: November 20, 2012	By:	/s/ Gary MacDonald
		Name:	Gary MacDonald
		Title:	Interim Chief Executive Officer (Principal Executive Officer)